MFA
MORTGAGE INVESTMENTS, INC.
350 Park Avenue New York, NY 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

November 3, 2008		NEW YORK METRO

CONTACT:	MFA Investor Relations 800-892-7547 www.mfa-reit.com	NYSE: MFA

MFA Mortgage Investments, Inc.
Announces Third Quarter 2008 Financial Results

MFA Mortgage Investments, Inc. (NYSE:MFA) today reported net income of $48.0 million, or $0.24 per share of common stock, for the third quarter ended September 30, 2008.  On October 1, 2008, MFA announced its third quarter dividend of $0.22 per share of common stock, which was paid on October 31, 2008 to stockholders of record as of October 14, 2008.  As of September 30, 2008, MFA’s book value per share of common stock was $5.85.

Stewart Zimmerman, MFA’s Chairman of the Board and Chief Executive Officer said, “We remain focused on high-quality Agency MBS and our portfolio spread has now trended up for seven consecutive quarters. This upward trend in spreads is due primarily to declines in borrowing costs, as both the Fed Funds rate and LIBOR have generally trended down over this period.  LIBOR, however, has spiked up over the last several months due to well publicized asset and liquidity issues affecting interbank lending transactions.  We currently anticipate that this sharp increase in LIBOR will have an impact on MFA’s borrowing costs in the fourth quarter resulting in some reduction in spread.  Beyond the fourth quarter, we presently expect MFA’s borrowing cost to continue its downward trend in 2009 as coordinated global actions have greatly restored the capital base and reduced funding risks for many of the world’s largest financial institutions.”

“At September 30, 2008, approximately 99% of our assets consisted of MBS issued or guaranteed by an Agency of the U.S. government or a federally chartered corporation, other MBS rated AAA by a nationally recognized rating agency, MBS-related receivables and cash.  Due to recent market volatility and credit issues throughout the financial system, we continue to maintain a modest leverage multiple and are not currently purchasing new assets.  At September 30, 2008, our debt-to-equity multiple was 7.2x and our liquidity position was $601 million, consisting of $438 million of cash and $163 million of unpledged MBS.  Our quarterly dividend annualized provided investors with a 15% yield relative to our quarter-end book value.”

“Unprecedented disruptions in the financial markets have escalated in the second half of 2008 and investment and commercial bank liquidity and capital have remained highly stressed.  In response, on October 14, 2008 the U.S. Treasury announced its plan to purchase $250 billion of senior preferred shares from qualifying U.S. institutions.  Nine major institutions have committed to the program for an amount totaling $125 billion.”

“During this continued period of market dislocation, various government actions have been attempted to address credit and liquidity issues.  The one government action which we believe will eventually have the largest positive impact on MFA occurred on September 7, 2008, when Fannie Mae and Freddie Mac were placed under conservatorship by the Federal Housing Finance Agency (FHFA).  At this time, the U.S. Treasury agreed to purchase senior preferred stock in Fannie Mae or Freddie Mac, if needed, to a maximum of $100 billion per company to maintain positive net worth.  In return, Treasury received warrants to purchase 79.9% of each company.  As a result, we believe there is now significantly stronger backing for these guarantors of our Agency MBS holdings and, eventually, that this will be positively reflected in the pricing of these securities as liquidity returns to the residential MBS marketplace.”

At September 30, 2008 Agency MBS and related receivables constituted approximately 93.4% of MFA’s assets, AAA-rated MBS and related receivables were approximately 2.0%, and cash was approximately 4.1%.  The remaining 0.5% of assets consisted primarily of interest rate swaps, real estate, securities rated below AAA and goodwill.  The average cost basis of our MBS portfolio was 101.26% of par at September 30, 2008.  MFA’s MBS assets continue to be financed with multiple funding providers through repurchase agreements.  As of September 30, 2008, our portfolio was financed with 16 repurchase agreement counterparties.

During the third quarter of 2008, MFA’s portfolio spread, which is the difference between MFA’s interest-earning asset portfolio (including cash balances) net yield of 5.21% and its 3.60% cost of funds, was 1.61% versus 1.38% for the second quarter of 2008.  During the third quarter, MFA’s MBS net spread, which is the difference between MFA’s MBS net yield of 5.30% and its cost of funds was 1.70% versus 1.51% in the prior quarter.  In the third quarter of 2008, MFA’s costs for compensation and benefits and other general and administrative expense were $4.7 million.

MFA’s primary focus is high quality, higher coupon Agency hybrid and adjustable-rate MBS assets.  The MBS in MFA’s portfolio are primarily adjustable-rate or hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually.    Assuming a 15% Constant Prepayment Rate (or CPR), approximately 23% of the MBS in MFA’s portfolio are expected to prepay or have their interest rates reset within the next 12 months, with a total of 79% expected to reset or prepay during the next 60 months.

MFA takes into account both coupon resets and expected prepayments when measuring the sensitivity of its MBS portfolio to changing interest rates.  In measuring its assets-to-borrowing repricing gap (or Repricing Gap), MFA measures the difference between:  (a) the weighted average months until coupon adjustment or projected prepayment on its MBS portfolio; and (b) the months remaining on its repurchase agreements including the impact of interest rate swap agreements.  Assuming a 15% CPR, the weighted average time to repricing or assumed prepayment for MFA’s MBS portfolio, as of September 30, 2008, was approximately 37 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 16 months, resulting in a Repricing Gap of approximately 21 months. The prepayment speed on MFA’s MBS portfolio averaged 10.3% CPR during the third quarter of 2008.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (or the Plan) or receiving a Plan prospectus may do so by contacting BNY Mellon Shareowner Services, the Plan administrator, at 1-866-249-2610 (toll free).  For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.bnymellon.com/shareowner/isd or visit MFA’s website at www.mfa-reit.com.

MFA will hold a conference call on Monday, November 3, 2008, at 10:00 a.m. (New York City time) to discuss its third quarter 2008 financial results.  The number to dial in order to listen to the conference call is (800) 762-7141 in the U.S. and Canada.  International callers must dial (480) 248-5089.  The replay will be available through Monday, November 10, 2008, at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code:  967970.  The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Relations page or, alternatively, at http://www.ccbn.com.  To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In Thousands, Except Per Share Amounts)	2008	2007
	(Unaudited)
Assets:
Investment securities at fair value (including pledged mortgage-backed securities (“MBS”) of $10,097,782 and $8,046,947 at September 30, 2008 and December 31, 2007, respectively)	$10,260,648	$8,302,797
Cash and cash equivalents	438,530	234,410
Restricted cash	-	4,517
Interest receivable	51,318	43,610
Interest rate swap agreements (“Swaps”), at fair value	8,172	103
Real estate, net	11,410	11,611
Goodwill	7,189	7,189
Prepaid and other assets	1,787	1,622
Total Assets	$10,779,054	$8,605,859

Liabilities:
Repurchase agreements	$9,379,474	$7,526,014
Accrued interest payable	20,464	20,212
Mortgage payable on real estate	9,347	9,462
Swaps, at fair value	58,612	99,836
Dividends and dividend equivalents payable	-	18,005
Accrued expenses and other liabilities	7,055	5,067
Total Liabilities	9,474,952	7,678,596

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding at September 30, 2008 and December 31, 2007 ($96,000 aggregate liquidation preference)	38	38
Common stock, $.01 par value; 370,000 shares authorized; 206,556 and 122,887 issued and outstanding at September 30, 2008 and December 31, 2007, respectively	2,067	1,229
Additional paid-in capital, in excess of par	1,702,242	1,085,760
Accumulated deficit	(163,410)	(89,263)
Accumulated other comprehensive loss	(236,835)	(70,501)
Total Stockholders’ Equity	1,304,102	927,263
Total Liabilities and Stockholders’ Equity	$10,779,054	$8,605,859

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In Thousands, Except Per Share Amounts)	2008	2007	2008	2007
	(Unaudited)

Interest Income:
Investment securities	$139,419	$95,590	$383,026	$270,329
Cash and cash equivalent investments	1,529	1,126	6,711	2,208
Interest Income	140,948	96,716	389,737	272,537

Interest Expense	85,033	81,816	255,166	232,424

Net Interest Income	55,915	14,900	134,571	40,113

Other (Loss)/Income:
Net loss on sales of MBS	-	(22,027)	(24,530)	(22,140)
Other-than-temporary impairment on investment securities	(183)	-	(5,051)	-
Revenue from operations of real estate	407	405	1,219	1,231
Loss on termination of Swaps, net	(986)	(560)	(92,467)	(384)
Miscellaneous other income, net	68	103	247	327
Other Losses	(694)	(22,079)	(120,582)	(20,966)

Operating and Other Expense:
Compensation and benefits	3,264	1,819	8,595	4,840
Real estate operating expense and mortgage interest	439	451	1,312	1,300
New business initiative	-	-	998	-
Other general and administrative expense	1,465	1,241	3,936	3,669
Operating and Other Expense	5,168	3,511	14,841	9,809

Income/(Loss) from Continuing Operations	50,053	(10,690)	(852)	9,338

Discontinued Operations:
Gains-tax refunds	-	257	-	257
Income from Discontinued Operations	-	257	-	257

Net Income/(Loss) Before Preferred Stock Dividends	50,053	(10,433)	(852)	9,595
Less: Preferred Stock Dividends	2,040	2,040	6,120	6,120
Net Income/(Loss) to Common Stockholders	$48,013	$(12,473)	$(6,972)	$3,475

Income/(Loss) Per Share of Common Stock:
Income/(loss) per share from continuing operations – basic and diluted	$0.24	$(0.15)	$(0.04)	$0.04
Income from discontinued operations – basic and diluted	-	-	-	-
Income/(Loss) Per Share of Common Stock – Basic and Diluted	$0.24	$(0.15)	$(0.04)	$0.04

Dividends Declared Per Share of Common Stock	$0.20	$0.09	$0.38	$0.17

Weighted average shares outstanding:
Basic	199,406	85,986	170,111	82,893
Diluted	199,849	85,986	170,111	82,927